Exhibit 3.1

AMENDMENT NO. 1

TO THE

FOURTH RESTATED BYLAWS

OF

HORNBECK OFFSHORE SERVICES, INC.

This Amendment No. 1 (the “Amendment”) to Fourth Restated Bylaws (the “Bylaws”) of Hornbeck Offshore Services, Inc. (the “Company”) dated as of June 21, 2012 (the “Effective Date”), is hereby adopted, pursuant to the provisions of Article VII of the Company’s Certificate of Incorporation.

1.	Article II, Section 2.8 is hereby added to the Bylaws and shall read as follows:

“Section 2.8. Dual Stock Certificate System. To implement the policy and subject to the terms and conditions set forth in Article Twelve of the Certificate of Incorporation, the Corporation shall institute a Dual Stock Certificate System and shall instruct its transfer agent to maintain two separate stock records such that (a) each stock certificate representing shares of capital stock issued by the Corporation that are beneficially owned by a United States citizen shall be marked “Domestic” and each stock certificate representing shares of capital stock issued by the Corporation beneficially owned by an Alien (as defined in the Certificate of Incorporation) shall be marked “Foreign”, but with all such stock certificates to be identical in all other respects and to comply with all provisions of the DGCL; (b) to the extent necessary to enable the Corporation to submit any proof of citizenship required by law or by contract with the United States government (or agency thereof), the Corporation may require the record holders and the beneficial owners of such shares of capital stock to confirm their citizenship status from time to time, and dividends payable with respect to shares of capital stock held by such record holder or owned by such beneficial owner may, in the discretion of the Board of Directors, be withheld until confirmation of such citizenship status is received; and (c) the stock transfer records of the Corporation shall be maintained in such manner as to enable the percentage of capital stock that is beneficially owned by U.S. citizens and Aliens as reported to be confirmed. A certificate may be required from each transferee (and from each recipient upon initial issuance) of shares of capital stock as to whether such transferee (or recipient), and if such transferee (or recipient) is acting as custodian, nominee, purchaser representative or in any other capacity for the beneficial owner, whether such beneficial owner, is an Alien. Registration of transfer (or initial issuance) shall be denied upon refusal to furnish such certificate.”

2.	Except as expressly amended herein, the Bylaws remain unmodified and in full force and effect.